Exhibit 10.30

EMPLOYMENT AGREEMENT

BETWEEN

MASCOMA CANADA

AND

MURRAY BURKE

MADE AS OF August 30, 2010

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of August 30, 2010 (the “Effective Date”),

B E T W E E N:

MASCOMA CANADA, a corporation incorporated under the laws of Canada (the “Corporation”),

A N D:

MURRAY BURKE, residing in the City of Oakville, Province of Ontario (the “Executive”),

WHEREAS the Executive has occupied the office of President and Chief Technology Officer of SunOpta BioProcess Inc. pursuant to an employment agreement dated June 8, 2007;

WHEREAS pursuant to a share purchase agreement dated                 , 2010 (the “Purchase Agreement”) executed among, inter alia, Mascoma Corporation (the “Parent”), the Corporation, and SunOpta Inc. and the other securityholders of SunOpta BioProcess Inc. (as “Vendors”), the Vendors sold and the Corporation purchased all of the issued and outstanding shares in the capital of SunOpta BioProcess Inc.;

WHEREAS it is a condition precedent to consummate the transactions contemplated by the Purchase Agreement that this Agreement be entered into by the parties;

WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to provide his services to the Corporation on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows;

ARTICLE 1 - INTERPRETATION

1.01	Definition of Certain Terms

In this Agreement, unless something in the subject matter or context is inconsistent therewith, or unless expressly stated otherwise:

“Affiliate” has the meaning attributed thereto in the Canada Business Corporations Act;

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Corporation Board” means the board of directors of the Corporation in office from time to time.

“Parent Board” means the board of directors of the Parent in office from time to time.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles, Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term “including” means “including without limiting the generality of the foregoing”.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

1.05	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06	Currency

All references to currency herein are to lawful money of Canada.

1.07	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule “A”: Confidentiality and Developments Agreement

Schedule “B”: Non-Solicitation and Non-Competition Agreement

ARTICLE 2 - EMPLOYMENT

2.01	Employment and Term

(1) Subject to the terms and conditions of this Agreement, commencing on                 , 2010, (the “Effective Date”), the Executive will be employed in the office of President of the Corporation.

(2) The term of this Agreement and the Executive’s employment under this Agreement will continue for an indefinite period, subject to termination in accordance with Article 6 of this Agreement.

(3) The Executive will report to the CEO of the Parent or such other person as may be designated by the CEO of the Parent from time to time.

(4) In addition to the duties and responsibilities that are inherent to the position of President of a corporation, the Executive will perform such other duties and responsibilities as may be assigned to him, from time to time, by the Corporation Board or the Parent Board, as the case may be, and the Executive will have the powers and authority to perform such duties and responsibilities, subject always to the control and direction of the Corporation Board and the Parent Board.

2.02	Duties

During the term of this Agreement, and excluding any period of vacation, sick, disability or other leave, the Executive agrees to devote his reasonable full time and attention during normal business hours to the business and affairs of the Corporation, and, to the extent necessary, to discharge the responsibilities assigned to him hereunder by the CEO of the Parent and to use his best efforts to perform faithfully and efficiently such responsibilities. The Executive’s responsibilities and duties shall be as mutually agreed upon from time to time by the Executive and the CEO of the Parent and shall comply with the Corporation’s policies and procedures. Without limiting the foregoing, in conjunction with the CEO of the Parent, the Executive will be responsible for all aspects of the Corporation, including development and execution of the annual business plan, strategic planning., sales and marketing, engineering and technology development, required staffing including all approvals of hiring and dismissal, development of appropriate compensation packages for the Corporation’s personnel based on delivery of specific Corporate revenue and/or earnings targets, such compensation packages to be dependent upon approval of the CEO of the Parent and Compensation Committee of the Parent Board and/or the Corporation Board, as the case may be.

2.03	Place of Employment: Residence

Subject to required travel for business purposes, the Executive will (i) perform his work and services under this Agreement at the principal executive offices of the Corporation in Brampton, Ontario on a full-time basis and (ii) reside within a reasonable daily commuting distance such offices.

ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Annual Base Salary

(1) The Executive will be paid an annual base salary in the gross amount of CAD $ 328,000.00 (the “Base Salary”). The Base Salary will be payable in equal instalments, in accordance with the Corporation’s normal payroll schedule as in effect from time to time, in arrears by direct deposit and subject to deductions required by law or authorized by the Executive.

3.02	RRSP

In the event that the Corporation’s annual RRSP matching contribution is terminated or substantially decreased from that to which the Executive is entitled on the date hereof, the Corporation will pay the Executive an annual lump sum payment to compensate the Executive for such termination or decrease for up to four (4) years and up to a maximum amount of $11,000 per year.

3.03	Bonus

(1) The Executive will be considered, at the end of each calendar year, for an annual performance bonus of up to 35% of the Executive’s Base Salary then in effect (the “Performance Bonus”). The Performance Bonus, if any, for any year will be determined by the Parent Board in its sole and absolute discretion based on its assessment of the Executive’s performance and that of the Parent and the Corporation relative to milestones established by the Parent Board [and communicated to the Executive in writing], and otherwise in accordance with the terms of any executive bonus program in effect from time to time.

3.04	Stock Option Plan

Following the Effective Date, and subject to all necessary shareholder and Parent Board approvals, the Executive will be awarded an option to purchase 670,000 shares of common stock of the Parent (the “Initial Grant”) under the Mascoma Corporation 2006 Stock Incentive Plan (the “Plan”), with the potential to be awarded additional options in subsequent years at the sole discretion of the Parent Board (the “Subsequent Grants”) at a purchase price equal to the fair market value as determined by the Parent Board, as of the date of the award of the Initial Grant and each Subsequent Grant, as applicable, subject to the terms of a stock option agreement as in effect from time to time. The stock option agreement as applicable to the Initial Grant will provide, among other things, and subject to all terms and conditions of the Plan, that the options will be subject to vesting as follows: the option to purchase 40% of the shares shall vest immediately on the grant date, provided the Executive remains employed and has not received a Notice of Termination (as defined in Section 6.01) as of that date, and the option to purchase the remainder shall vest in equal monthly instalments over the 36 months following the grant date, provided that the Executive remains so employed as of each such vesting date. The Subsequent Grants shall, subject to the policies of the Parent and the Corporation and all terms and conditions of the Plan as in effect from time to time, be awarded in the sole discretion of the Parent Board.

3.05	Benefit Plans

(1) The Executive will be entitled to participate in all of the benefit plans generally available to the Corporation’s senior executives in Canada from time to time, which shall be of a value that is substantially similar, in the aggregate, to the benefit plans in which he is participating as of the date hereof, including health and disability, subject to and in accordance with the terms and conditions of the applicable benefit plans (“Benefit Plans”). The Corporation will waive any waiting periods for such participation. The Executive acknowledges that the Corporation may amend or terminate any of the Benefit Plans from time to time, as provided in the applicable plan, fund or arrangement, provided that the aggregate value of the Benefit Plans remains substantially similar.

(2) Notwithstanding the foregoing, as of the Effective Date and until the end of the term of the Transition Services Agreement entered into between the Parent, SunOpta Inc. and SunOpta BioProcess Inc. in conjunction with the Purchase Agreement (the “Transitional Period”), the Executive will continue to participate in and be covered by all benefit plans in which he is participating as of the date hereof, subject to the terms and conditions of the applicable benefit plans.

3.06	Vacation and Holidays

(1) The Executive will be entitled to four (4) weeks of paid vacation per calendar year (prorated for the initial year of employment), to be earned and taken in accordance with the Corporation’s policies as in effect from time to time. The Executive will take his vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances, taking into consideration the business needs of the Parent and the Corporation.

(2) The Executive will be entitled to the ten (10) paid statutory holidays recognized in Ontario (including the civic holiday on the first Monday in August), as well as three (3) additional paid floating holidays.

3.07	Expenses

The Corporation will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by him in the course of the Executive’s employment under this Agreement in accordance with the Corporation’s policies as in effect from time to time. The Executive will provide the Corporation with such statements and receipts verifying such expenses as the Corporation may reasonably require.

3.08	Indemnity

The Corporation will indemnify and save the Executive harmless from and against all demands, claims, costs, charges and expenses, including any amount paid to settle an action or satisfy a judgement, reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Corporation or any Affiliate, whether before or after any termination of the directorship or office if:

(1) the Executive acted honestly and in good faith with a view to the best interest of the Parent, Corporation or Affiliate; and

(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that the his conduct was lawful.

ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service

The Executive will devote all of his time, attention and effort to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use his best efforts to promote the interests of the Corporation.

4.02	Duties and Responsibilities

The Executive will duly and diligently perform all the duties assigned to him during the course of his employment, and will truly and faithfully account for and deliver to the Parent or the Corporation, as the case may be, all money, securities and things of value belonging to the Parent or the Corporation which the Executive may from time to time receive for, from or on account of the Parent or the Corporation.

4.03	Outside Activities

While employed under this Agreement, the Executive will not, without the prior written consent of the Parent Board, directly or indirectly, as principal, agent, shareholder, partner, employee or in any other capacity, engage in, or be interested in, any other professional or commercial activity requiring the Executive’s attention or presence during regular business hours or that is, or may be, contrary to the interests of, or in competition with, the Parent or the Corporation.

4.04	Rules and Regulations

During the Transitional Period, the Executive will continue to be bound by and will faithfully observe and abide by all the policies, procedures, rules and regulations of SunOpta BioProcess Inc. in effect, to the extent that they are applicable to the Executive. After the Transitional Period, the Executive will be bound by and will faithfully observe and abide by all the policies, procedures, rules and regulations of the Parent and the Corporation from time to time in force which are brought to his notice or of which he should reasonably be aware, as amended by the Parent or the Corporation from time to time, to the extent that they are applicable to the Executive. Notwithstanding the foregoing, in the event of a conflict between the above-mentioned policies, rules and regulations and this Agreement, the terms of this Agreement will have precedence.

4.05	Conflict of Interest

The Executive will refrain from any situation in which the Executive’s personal interest conflicts, or may appear to conflict, with the Executive’s duties under this Agreement. The Executive acknowledges that if there is any doubt in this respect, the Executive will inform the Parent Board and obtain written authorization.

4.06	Confidential Information

(1) For the purposes of this Agreement, “Confidential Information” means confidential information of the Parent and the Corporation, as well as their respective subsidiaries and Affiliates, including trade secrets, customer lists and other confidential information concerning the business and affairs of the Parent or the Corporation, or their respective subsidiaries and Affiliates.

(2) The Executive acknowledges that, by reason of his employment under this Agreement, he will have access to Confidential Information. The Executive agrees that, during and after his employment under this Agreement, he will not disclose to any person, except in the proper course of his employment, or use for his own purposes or for any purposes other than those of the Parent or the Corporation, any Confidential Information acquired by him and, to that end, agrees, as a condition of his employment, to execute a Confidentiality and Developments Agreement in the form appended hereto as Schedule A, which shall form an integral part of this Agreement.

ARTICLE 5 - RESTRICTIVE COVENANTS

The Executive hereby agrees to execute, concurrent herewith and as a condition of his employment under this Agreement, the Parent’s Non-Solicitation and Non-Competition Agreement in the form appended hereto as Schedule B, which shall form an integral part of this Agreement.

ARTICLE 6 - TERMINATION

6.01	Termination by the Corporation

Subject to the requirements of Sections 6.03 and 6.05, as applicable, the Corporation may terminate this Agreement and the Executive’s employment at any time by giving a written notice of termination of the Executive’ employment, delivered in accordance with Section 7.02 (a “Notice of Termination”).

6.02	Termination by the Executive

The Executive may terminate this Agreement and his employment with the Corporation by giving the Corporation 30 days’ prior notice in writing, with a copy to the Parent. The Corporation may, at its discretion, waive all or part of such notice and end the Executive’s employment immediately without liability, by giving the Executive pay in lieu of the period of notice so waived, up to a maximum of 30 days. The Executive agrees that such waiver will not constitute termination of the Executive’s employment by the Corporation.

6.03	Certain Definitions

For the purposes of this Agreement:

(1) “Cause” means any act, omission or conduct that would constitute just and sufficient cause for immediate termination under the laws of the province of Ontario.

(2) “Change of Control” means:

(i)	any change in the holding, direct or indirect, of the shares of the Corporation as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), are in a position to exercise effective control of the Corporation; or

(ii)	the sale or lease to a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), of (a) assets which aggregate more than 50% of the assets (measured by fair market value) of the Corporation or (b) assets which generated during the Corporation’s last completed fiscal year or are expected to generate during the Corporation’s current fiscal year more than 50% of the operating income or cash flow of the Corporation.

(3) “Date of Termination” means:

(i)

if the Executive’s employment is terminated by the Executive in accordance with Section 6.02, or terminates due to the death, incapacity or retirement of the Executive, or for any other reason not contemplated in

6.03(3)(ii), the last day of the Executive’s active employment with the Corporation; or

(ii)	if the Executive’ employment is terminated by the Corporation in accordance with 6.01, the date on which a proper Notice of Termination is delivered to the Executive.

(4) “Good Reason” means any action by the Corporation that constitutes constructive termination of the Executive’s employment with the Corporation, including:

(i)	any change in the Executive’s place of employment other than as contemplated by this Agreement;

(ii)	any material reduction in the Executive’s offices, titles, reporting relationships, powers, authority, duties or responsibilities;

(iii)	any material reduction in the Executive’s Base Salary; and

(iv)	any material reduction in the value of the Executive’s Benefit Plans.

(5) “Severance Period” (if any) means the period beginning on the Date of Termination and ending twelve (12) months following the Date of Termination.

6.04	Payments on Termination Without Cause

(1) If the Executive’s employment is terminated by the Corporation pursuant to Section 6.01 for any reason other than Cause, and subject to and conditional upon the Executive’s ongoing compliance with the provisions of Article 4, the Confidentiality and Developments Agreement and the Non-Solicitation and Non-Competition Agreement, the Corporation will:

(a)	pay to the Executive an amount equal to the Base Salary earned by him up to the Date of Termination and any outstanding vacation pay calculated as of such date;

(b)	reimburse the Executive in accordance with Section 3.07 for any expenses incurred by him up to and including the Date of Termination;

(c)	continue to pay to the Executive on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to him had his employment under this Agreement continued for the Severance Period and such payments will be deemed to include all notice of termination, termination pay and severance pay that may be owing to the Executive pursuant to the Employment Standards Act (Ontario), at common law and under any other applicable law or statute, in respect of the termination of his employment;

(d)	maintain the Executive’s health benefits referred to in Section 3.05 for the Severance Period or, if that is not possible or if so requested by the Executive, pay to the Executive an amount equal to the cost of such benefits to the Corporation. For further clarity and without limitation, the Executive’s coverage under any disability plan or policy shall terminate as of the Date of Termination;

(e)	at the sole discretion of the Parent Board, pay the Executive a pro rata portion of any Performance Bonus to which he could be eligible under Section 3.03 for the then-current year;

(f)	allow the Executive to exercise any options held by the Plan and that are vested as of the Date of Termination for a period of ninety (90) days following the Date of Termination, after which such options will be forfeited;

(2) The entitlements set out in this Section 6.04 shall not be reduced in the event that the Executive secures other employment or otherwise mitigates his damages during the Severance Period.

6.05	Payments in the Event of a Resignation for Good Reason Following a Change of Control

In the event that (i) a Change of Control occurs and, (ii) within the six (6) months following such Change of Control, the Executive properly resigns for Good Reason, the Executive will be entitled to the entitlements set out in Section 6.04 on the same terms and conditions as set out therein.

6.06	Payments on Termination by the Corporation for Cause or on Termination by the Executive

If the Executive’s employment is terminated by the Corporation pursuant to Section 6.01 for Cause, or if such employment is terminated by the Executive pursuant to Section 6.02 or terminates due to the death, incapacity or retirement of the Executive, or for any other reason not contemplated herein, the Corporation will:

(i)	pay to the Executive an amount equal to the Base Salary earned by him up to the Date of Termination and any outstanding vacation pay calculated as of such date;

(ii)	reimburse the Executive in accordance with Section 3.07 for any expenses incurred by him up to and including the Date of Termination.

6.07	Fair and Reasonable

The Executive acknowledges and agrees that:

(a)	the provisions of Article 6 are fair and reasonable and that the amounts payable and benefits to be provided by the Corporation pursuant to Section 6.04 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment under this Agreement in the circumstances set out in Section 6.04 and will not be construed as a penalty;

(b)	the notice or payments or benefits or any combination thereof provided pursuant to this Article 6 will be in full satisfaction of all rights and obligations resulting from the termination of the Executive’s employment, including any termination and severance pay to which the Executive may be entitled pursuant to the Employment Standards Act, 2000 (Ontario), at common law or under any other applicable law or statute;

(c)	except as provided in this Article 6, the Executive will not be entitled to any further termination payments, damages, or compensation whatsoever;

(d)	As a condition precedent to any payment or benefit pursuant to Section 6.04, the Executive agrees to deliver to the Corporation prior to receipt of any such payment or benefit, a full and final release of all actions or claims in connection with the Executive’s employment or termination of such employment in favour of the Parent, the Corporation, and their Affiliates, subsidiaries, directors, officers, employees and agents, in a form satisfactory to the Parent and the Corporation.

6.08	Return of Property

Upon any termination of his employment under this Agreement, or at any other time at the request of the Parent or the Corporation, the Executive will deliver or cause to be delivered to the Parent or the Corporation, as the case may be, promptly all books, documents, money, securities or other property of the Parent or the Corporation that are in the possession, charge, control or custody of the Executive.

6.09	Resignation as Director and Officer

Upon any termination of the Executive’s employment under this Agreement, the Executive will sign forms of resignation indicating his resignation as a director and officer of the Corporation, if applicable.

6.10	Provisions which Operate Following Termination

Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, the provisions of Articles 4 and 5 of this Agreement, as well as the terms of the Confidentiality and Developments Agreement and the Non-Solicitation and Non-Competition Agreement, and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 7 - GENERAL

7.01	No Breach of Obligation to Others

The Executive acknowledges and represents to the Corporation that in carrying out the Executive’s duties and functions under this Agreement, the Executive will not disclose to the Corporation any confidential information of any third party. The Executive acknowledges and represents to the Corporation that the Executive has not brought to the Corporation nor will the Executive use in the performance of the Executive’s duties and functions under this Agreement any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations under this Agreement.

7.02	Notices

Any demand, notice or other communication (“Communication”) to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

Mascoma Corporation

67 Etna Road, Suite 300,

Lebanon, NH

USA 03766;

Attention:	Peg Blout, Sr. Director of Human Resources

With a copy to:	Tim Linkkila, VP of IP/Chief Patent Counsel

To the Executive:

2-2110 Marine Drive

Oakville, Ontario

L6L1B7

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the Communication in the mail and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

7.03	Time of Essence

Time will be of the essence of this Agreement.

7.04	Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

7.05	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

7.06	Number

In this Agreement words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

7.07	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and permitted assigns of the Corporation.

7.08	Entire Agreement

This Agreement, along with the Confidentiality and Developments Agreement and the Non-Solicitation and Non-Competition Agreement, constitutes the entire agreement between the parties with respect to the Executive’s employment with the Corporation and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the Executive’s employment with the Corporation or any subsidiary or Affiliate, including the employment agreement between SunOpta BioProcess Inc. and the Executive dated June 8, 2007. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

7.09	Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Parent or the Corporation or any subsidiary or Affiliate.

7.10	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.11	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

7.12	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

7.13	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

7.14	Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Employment Agreement as of the date first set written above.

MASCOMA CANADA INC.

	By:	/s/ William Brady
Name: William Brady
Title: CEO

WITNESS:

/s/ Robert E. Pontius		/s/ MURRAY BURKE
Signature		MURRAY BURKE

Robert E. Pontius
Name (Please print)

SCHEDULE A

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SCHEDULE B